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                                                                      Exhibit 5


November 30, 1994



The Board of Directors
Carlisle Companies Incorporated
250 South Clinton Street; Suite 201
Syracuse, NY  13202-1258



Dear Board of Directors:

     I have acted as Counsel for Carlisle Companies Incorporated (the "Company") in connection with the proposed issuance of up to 600,000 shares of its Common Stock, $1.00 par value, under its Executive Incentive Program (the "Program") pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement").

     In connection with the opinions set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

     Based upon the foregoing, it is my opinion that the shares of Common Stock which may be issued or transferred or sold pursuant to the Program will, when issued, delivered and paid for, be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to me in the Registration Statement.

                                         Very truly yours,

                                         /s/ Scott C. Selbach

                                         Scott C. Selbach
                                         Vice President and
                                         General Counsel


SCS/ald


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